UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BENCHMARK ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL CO-INVEST II L.P.
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
JEFFREY S. MCCREARY
ROBERT K. GIFFORD
BRENDAN B. SPRINGSTUBB

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Engaged Capital, LLC, together with the other participants named herein (collectively, "Engaged Capital"), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Benchmark Electronics, Inc., a Texas corporation.

Item 1: On April 27, 2016, Engaged Capital issued the following press release:

ISS RECOMMENDS BENCHMARK SHAREHOLDERS VOTE FOR CHANGE ON ENGAGED CAPITAL’S BLUE PROXY

•	ISS recommends Benchmark shareholders vote BLUE Engaged Capital Proxy to elect Robert K. Gifford and Jeffrey S. McCreary
•	ISS finds a “compelling case” for Board change and highlights strength of Engaged Capital’s nominees
•	Vote the BLUE Engaged Capital proxy card today to elect Robert K. Gifford, Jeffrey S. McCreary, and Brendan B. Springstubb

Newport Beach, CA, April 27, 2016 /Business Wire/ - Engaged Capital, LLC (together with its affiliates, “Engaged Capital”), an investment firm specializing in enhancing the value of small and mid-cap North American equities and a 4.9% shareholder of Benchmark Electronics, Inc. (“BHE” or the “Company”) (NYSE: BHE), announced today that Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, has recommended that Benchmark shareholders vote on the BLUE Engaged Capital proxy card to elect Engaged Capital’s highly-qualified director candidates, Robert K. Gifford and Jeffrey S. McCreary, at the Annual Meeting of BHE. Engaged Capital urges all BHE shareholders to vote for change on the BHE Board by voting the BLUE proxy card for all three Engaged Capital nominees TODAY.

Glenn W. Welling, Chief Investment Officer of Engaged Capital, responded to ISS’ report saying, “We are very pleased to have received a strong endorsement from ISS for our case for urgent change at BHE. ISS recognized that the BHE Board has persistently failed to address the Company’s poor capital allocation, working capital inefficiency, misaligned incentive compensation, and ineffective communication with shareholders; each of which has contributed to the underperformance of BHE’s shares. The Engaged Capital nominees will bring a shareholder focused perspective and desperately needed expertise to the BHE Board.”

ISS endorsed Engaged Capital’s case for change and recommended that shareholders vote on Engaged Capital’s BLUE proxy card stating:

“Based on the evidence they have marshaled – from needlessly trapped capital which cannot create value for shareholders, to operating performance on key drivers of shareholder value that falls below the board's own targets, let alone peers, to ongoing, long-term TSR underperformance which appears sometimes to have been exacerbated, not addressed, by an ineffective investor communications strategy, it appears the dissidents have made a compelling case that some change at the board level is warranted.”

ISS praised each of Engaged Capital’s nominees noting that:

“[Robert K.] Gifford demonstrated a compelling, near-intuitive understanding of where the company's opportunities for improvement lie, how it might get at them, and – particularly important at the board level – how improvement in one aspect would create or unlock other opportunities across the business, including for the top line.”

“[Jeffrey S. McCreary] appears to have a deep understanding both of how to drive improvement in operations and how specific improvements can create additional opportunities for the business generally, and ultimately for shareholders.”

“…we have no concerns with [Brendan B.] Springstubb’s ability to contribute meaningfully as a director… As an investor he clearly brings an ownership mindset, and appears to have strong analytic acumen;”

ISS agreed with Engaged Capital’s repeated contention that BHE was cherry-picking time periods to boost their TSR:

“Evaluating the period of the CEO's tenure is an appropriate look-back; it should not, however, be the only look-back period, and the company offers no explanation for why, on only this four-year basis, the comparison is favorable.”

“In fact, relying solely on the four-year measurement conveniently picks a starting point, early 2012, just after a significant share price decline in response to flooding in Thailand, where operations were located.”

ISS noted that BHE’s capital allocation and working capital inefficiency is impacting BHE’s value:

“There appears, for example, to be significant value to be unlocked by attacking a deeply uncompetitive Cash Conversion Cycle, which lowers returns by needlessly trapping capital.”

“That cash now represents nearly half the equity value of the company, by contrast, may suggest that investors may have begun to question whether the business itself is generating value, above and beyond the cash, as it should.”

ISS validated Engaged Capital’s contention that BHE’s investor communications are ineffective, highlighting the Secure acquisition as a recent example of BHE’s failure to be transparent with shareholders, noting:

“Following the consummation of the transaction itself, the company neither provided additional detail of the terms and financial expectations nor, to judge by the market performance since then, a compelling explication of the strategic rationale.”

“That a major strategic acquisition was attended by so little public disclosure that shareholders could not even assess valuation, much less how and where it would deliver value greater than the cost of capital – driving many of those shareholders, apparently, to reduce their exposure to the board's crowning strategic achievement – only underscores concerns about the board's willingness or ability to see things from the perspective of the company's owners.”

ISS critiqued BHE’s compensation structure and echoed Engaged Capital’s view that the Company’s lack of disclosure of key metrics is problematic:

“…as the dissidents have pointed out, however, including [cash] in calculations of ROIC does shareholders the grave disservice of making any acquisition with cash seem wise, no matter the terms, because it looks immediately accretive – the cost of the acquisition, already erroneously included in the denominator, is effectively ignored by evaluating ROIC this way.”

“…less than 50 percent of executives' equity incentives are linked to accomplishment of specific goals. Also, the company stopped disclosing the goals underpinning long-term performance share unit awards, and cut the performance period for those from four to three years (although three years is commonly used). Without metric disclosure, shareholders are unable to evaluate the rigor and appropriateness of the awards relative to the potential payouts and performance being incentivized.”

ISS concluded that the BHE Board’s response to the challenges faced by the Company has been inadequate:

“Perhaps the most compelling argument for the dissident, however, is that – whether or not the dissidents support the Secure transaction – the dissident critique is not at its heart in conflict with the board's strategic vision: it is, instead, an argument that the company should be far more competitive, financially and operationally, than it has allowed itself to become. It is also an argument that the board can create significant value, with much greater certainty, by addressing issues over which – unlike the Internet of Everything – it has nearly complete control.”

BENCHMARK SHAREHOLDERS, ISS HAS SPOKEN, THE TIME FOR ACTION IS NOW. VOTE YOUR BLUE ENGAGED CAPITAL PROXY FOR EACH OF THE ENGAGED CAPITAL NOMINEES TODAY.

VOTE THE BLUE PROXY FOR OUR HIGHLY QUALIFIED SLATE OF DIRECTORS TO CREATE VALUE AT BENCHMARK ELECTRONICS

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

More information on Engaged Capital’s case is available at www.adeeperbench.com.

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Investor Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

or visit www.adeeperbench.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Engaged Capital, LLC

Item 2: The following materials were posted by Engaged Capital to www.adeeperbench.com: